Exhibit 99.1

General Cannabis Commences CEO Transition Plan Following Retirement Announcement of CEO

DENVER, Colorado (January 7, 2019) – General Cannabis Corp. (OTCQX:CANN), the comprehensive resource for the highest quality service providers available to the regulated cannabis industry, has announced the retirement of its CEO Robert Frichtel. He will remain a member of the Board of Directors. The Board of Directors has engaged an executive search firm to find his replacement. Michael Feinsod, the Chairman of General Cannabis since 2014, will be the interim CEO.

“It has been a really exciting run for General Cannabis and I believe I leave the company in a tremendous position to take advantage of so many opportunities that this fast growing industry is providing,” said Frichtel.  “It is time for me to pass the baton off to another executive that can take the company to the next level and many above that. I will remain on the Board and look forward to contributing my years of experience and knowledge to the next generation of leadership.”

“We want to thank Robert Frichtel for all his years dedicated to building this company,” said Michael Feinsod, Chairman of General Cannabis. “Robert has been a trusted colleague and friend and we are glad that he will remain on the Board and still remain a contributing resource to the company. Robert has been an invaluable part of General Cannabis during his tenure. He has enhanced the organization at every level, adding key leadership talent, investing in infrastructure and navigating new growth opportunities within the cannabis industry.”

“We are focused on creating shareholder value by ensuring our employees are empowered and equipped to win customers in a rapidly evolving landscape. We have embarked on a search for a new CEO that will help build off the foundation we’ve already created. General Cannabis has positioned itself for significant expansion across all of our divisions and to also expand our portfolio into other subsidiary verticals”, said Feinsod.

###

About General Cannabis Corp.

General Cannabis Corp. is the comprehensive national resource for the highest-quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This release contains forward-looking statements that relate to future events or General Cannabis’ future performance or financial condition. Such statements include statements regarding our ability to take advantage of opportunities in our fast growing industry; our positioning for significant expansion across all of our divisions and our positioning to expand our portfolio into other subsidiary verticals; our focus on creating shareholder value; and our search for a new Chief Executive Officer. Any statements that are not statements of historical fact, such as the statements above and including statements containing the words “plans,” “anticipates,” “expects” and similar expressions, should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Michael Feinsod

General Cannabis Corp

(303) 759-1300